RELEASE AND SETTLEMENT AGREEMENT

This Release and Settlement Agreement ("Settlement Agreement") is dated this 21st day of January, 2005 by and between Metaphor Corp., a Nevada corporation ("Metaphor" or the “Company”), and The Baum Law Firm, PC, a California Corporation, ("TBLF").

WHEREAS, TBLF is owed by METAPHOR is owed a total cash debt, excluding any and all amounts due for any services rendered, in the amount of $39,500; and,

WHEREAS, the Company now wishes to settle and repay a portion of the total cash debt in the amount of $29,625 (the “Debt”); and,

WHEREAS, the Company and TBLF expressly agree that the balance of the monies owed to TBLF totaling $9,375 shall be and hereby are expressly excluded from this Settlement Agreement and that TBLF’s rights to said remaining debt shall not be affected whatsoever by this Settlement Agreement; and,

WHEREAS, the parties hereto desire to resolve all obligations due and owing presently or any obligation that may arise in the future, between them related to the Debt, as well as any other financial obligation owed to TBLF solely with respect to the Debt; and,

NOW, THEREFORE, in consideration of the promises and conditions set forth herein, the sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.     Release of METAPHOR by TBLF. In exchange for, (i) payment to TBLF by METAPHOR of the Debt, which shall be converted into 4,000,000 restricted shares of the Company, pursuant to Rule 144 of the Securities Exchange Act (the “Act”), at $0.007 per share, the receipt of which is acknowledged by affixing TBLF’s signature herein, and (ii) METAPHOR’s forbearance of asserting claims against TBLF, TBLF hereby fully, forever, irrevocably and unconditionally releases, remises and discharges METAPHOR and its subsidiaries and affiliates and each of their current or former officers, directors, stockholders, attorneys, agents, or employees (collectively, the "METAPHOR Released Parties") from any and all claims, charges, complaints, demands, actions, causes of action, suits, rights, debts, sums of money, costs, accounts, reckonings, covenants, contracts, agreements, promises, doings, omissions, damages, executions, obligations, liabilities and expenses (including attorneys' fees and costs), of every kind and nature, known or unknown, which he ever had or now has against the METAPHOR Released Parties including, but not limited to, all claims arising out of TBLF's Business Dealings, employment with or separation from METAPHOR, all wrongful discharge claims, all common law claims including, but not limited to, actions in tort, defamation, breach of contract and any claims under any other federal, state or local statutes or ordinances not expressly referenced above. Notwithstanding the foregoing, in no event shall TBLF be deemed by this Paragraph 1 to have released any rights to indemnification or contribution as provided by law or to any protection provided to TBLF under METAPHOR’s directors' and officers' liability insurance policies.

2.     Release of TBLF by METAPHOR. In exchange for TBLF's forbearance of asserting certain claims against METAPHOR, METAPHOR hereby fully, forever, irrevocably and unconditionally releases, remises and discharges TBLF from any and all claims, charges, complaints, demands, actions, causes of action, suits, rights, debts, sums of money, costs, accounts, reckonings, covenants, contracts, agreements, promises, doings, omissions, damages, executions, obligations, liabilities and expenses (including attorneys' fees and costs) of every kind and nature, known or unknown, which METAPHOR has against TBLF including, but not limited to, all claims arising out of TBLF's employment with or separation from METAPHOR, and all common law claims including, but not limited to, actions in tort, defamation, and breach of contract and any claims under any other federal, state or local statutes or ordinances.

3.     Confidentiality. The parties hereto understand and agree that the terms and contents of this Agreement, and the contents of the negotiations and discussions resulting in this Agreement, shall be maintained as confidential, and none of the above shall be disclosed except to the extent required by federal or state law.

4.     Amendment. This Agreement shall be binding upon the parties and may not be modified in any manner, except by an instrument in writing of concurrent or subsequent date signed by a duly authorized representative of the parties hereto. This agreement is binding upon and shall inure to the benefit of the parties and their respective agents, assigns, heirs, executors, successors and administrators.

5.     Entire Agreement and Applicable Law. This Agreement contains and constitutes the entire understanding and agreement between the parties hereto with respect to the settlement of claims the parties have against each other. This Agreement cancels all previous oral and written negotiations, agreements, commitments, and writings in connection therewith. This Agreement shall be governed by the laws of the State of Nevada to the extent not preempted by federal law.

6.     Acknowledgments and Assent. TBLF acknowledges that it has been given sufficient time to consider and review this Agreement and that it was advised to consult with an attorney prior to signing this Agreement and has in fact consulted with counsel of its own choosing prior to executing this Agreement. TBLF may revoke this agreement for a period of seven (7) days after signing this letter, and the agreement shall not be effective or enforceable until the expiration of this seven (7) day revocation period. TBLF agrees that it has read this Agreement and understands the content herein, and freely and voluntarily assents to all of the terms herein.

7.    Severability. The provisions of this Agreement shall be severable, so that the unenforceability, validity or legality of any one provision shall not affect the enforceability, validity or legality of the remaining provisions hereof.

8.    Joint Drafting. This Settlement Agreement shall be deemed to have been drafted jointly by the Parties hereto, and no inference or interpretation against any one party shall be made solely by virtue of such party allegedly having been the draftsperson of this Settlement Agreement.

9.    Denial of Liability. METAPHOR and TBLF each understand and agree that this Settlement Agreement shall not be construed as an admission of liability on the part of any person, firm, corporation, or other entity released, liability being expressly denied.

10.    Nonreliance. The undersigned Parties agree that they expressly assume all risk that the facts or law may be, or become, different that the facts or law as presently believed by them. METAPHOR and TBLF have each conducted extensive, sufficient and appropriate due diligence with respect to the facts and circumstances surrounding and related to this Settlement Agreement. METAPHOR and TBLF expressly disclaim all reliance upon, and prospectively waive any fraud, misrepresentation, negligence or other claim based on information supplied by the other party, in any way relating to the subject matter of this Settlement Agreement.

11.    Covenant Not to Sue. METAPHOR and TBLF each covenant with the other never to institute or participate in any administrative proceeding, suit or action, at law or in equity, against each other by reason of any claim released in this Settlement Agreement.

12.     Counterparts. This Agreement may be executed in any one or more counterparts, all of which taken together shall constitute one instrument.

13.     Facsimile Signature. It is expressly agreed to that the parties may execute this Agreement via facsimile signature and such facsimile signature pages shall be treated as the originals for all purposes.

IN WITNESS WHEREOF, the parties hereto have executed this Release and Settlement Agreement as of the date set forth above.

The Baum Law Firm                Metaphor Corp.

/s/ Mark L. Baum                /s/ Mark L. Baum
______________________________         ______________________________
By: Mark L. Baum              By: Mark L. Baum
Its: Partner                   Its: CEO